Exhibit 99.1

TreeHouse Foods, Inc. Announces Definitive Agreement to Sell

the Company’s Snacks Division to Atlas Holdings LLC

OAK BROOK, Ill. (July 8, 2019) — TreeHouse Foods, Inc. (NYSE: THS) announced today that it has entered into a definitive agreement to sell the Company’s Snacks Division to Atlas Holdings LLC (“Atlas”). Atlas owns and operates 19 manufacturing and distribution businesses, which collectively employ more than 17,000 associates at over 150 facilities worldwide. Atlas has agreed to pay $90 million for the Division, subject to certain post-closing adjustments. TreeHouse projected the Snacks Division to generate net sales of approximately $670 million in 2019. TreeHouse plans to use the net proceeds of the sale to pay down debt. The transaction is subject to customary closing conditions and is expected to close in the third quarter of 2019. TreeHouse plans to update its full-year guidance to reflect this transaction in its second quarter earnings announcement.

The Snacks Division, with more than 800 employees, is one of the largest manufacturers and distributors of private label healthy snacks to premier retail customers in North America. It is a leader in the nuts and trail mix categories. The Division operates three plants, located in Robersonville, North Carolina; El Paso, Texas; and Dothan, Alabama. A fourth plant, in Minneapolis, Minnesota, is scheduled to close by the end of the third quarter as previously announced. The Minneapolis plant, and the manufacturing-related employees located there, are not included in this transaction. Both companies are committed to a smooth transition for employees, customers and consumers.

“The sale of the Snacks Division is a key step in optimizing TreeHouse’s overall product portfolio. It is the culmination of TreeHouse’s strategic review of its Snacks business,” said Steve Oakland, CEO and President of TreeHouse Foods. “This transaction allows the Snacks Division to unlock its potential and serve its customers even better under Atlas’ ownership. We are grateful for the hard work put forth by the Snacks team during these last several years.”

“This Snacks business will be a welcome addition to the Atlas family of manufacturing and distribution companies,” said Michael Sher, Partner of Atlas Holdings. “Customers are consistently choosing private label brands, and this business is a premier manufacturer with unique growth potential. We’re excited to partner with this team to deliver the finest healthy, private label snacks in the industry.”

About Treehouse Foods

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label packaged foods and beverages in North America. We have over 40 production facilities across the United States, Canada and Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our product portfolio includes shelf stable, refrigerated, frozen and fresh products, including baked goods (refrigerated and frozen dough, cereal, cookies, crackers, pretzels and snack bars); beverages (broth, single serve hot beverages, creamers and powdered drinks); meal solutions (dressings, hot cereal, macaroni and cheese, pasta, pickles, sauces and side dishes); and healthy snacks (dried fruits and vegetables, nuts and trail mix). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

About Atlas Holdings LLC

Headquartered in Greenwich, Connecticut and founded in 2002, Atlas and its affiliates own and operate 19 platform companies which employ more than 17,000 associates at more than 150 facilities worldwide. Atlas operates in sectors such as aluminum processing, automotive, building materials, capital equipment, construction services, food packaging, paper, power generation, pulp, supply chain management and wood products. Atlas’ companies together generate more than $5 billion dollars in revenues annually. For additional information, please visit www.atlasholdingsllc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, projected, expected, intended, or planned. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: the success of our restructuring programs, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; our ability to continue to make acquisitions in accordance with our business strategy; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2018, and from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

Contacts:

Investor Relations

(708) 483-1300 Ext. 1331

TreeHouse Foods, Inc.

David Filippelli

Partner

dfilippelli@atlasholdingsllc.com

(203) 622-9138

Atlas Holdings LLC